INTERIM INVESTMENT ADVISORY AGREEMENT

This Interim Investment Advisory Agreement (“Agreement”) is made and entered into as of November 1, 2018, by and between the Centaur Mutual Funds Trust (formerly known as the Tilson Investment Trust), a Delaware statutory trust (the “Trust”), on behalf of the Centaur Total Return Fund (formerly known as the Tilson Dividend Fund), a series of shares of the Trust (the “Fund”), and DCM Advisors, LLC, a Delaware limited liability company (hereinafter referred to as “Advisor”).

WHEREAS, the Trust is an open-end management investment company, registered under the Investment Company Act of 1940, as amended (the “Act”);

WHEREAS, the Trust has designated the Fund as series of interests in the Trust; and

WHEREAS, the current Investment Advisory Agreement between Centaur Capital Partners, L.P. (the “Current Advisor”) and the Trust, on behalf of the Fund, is being terminated;

WHEREAS, the Trust desires to retain the Advisor to furnish investment advisory and administrative services on an interim basis pursuant to Rule 15a-4 under the Act until the Fund’s shareholders are provided an opportunity to approve a definitive investment advisory agreement between the Trust, on behalf of the Fund; and

WHEREAS, the Advisor is registered as an investment advisor under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engages in the business of asset management and is willing to furnish such services to the Fund on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1. Obligations of Investment Advisor

(a) Services. The Advisor agrees to perform the following services (the “Services”) for the Trust:

(1) manage the investment and reinvestment of the assets of the Fund;

(2) continuously review, supervise, and administer the investment program of the Fund;

(3) determine, in its discretion, the securities to be purchased, retained, or sold (and implement those decisions) with respect to the Fund;

(4) provide the Trust and the Fund with records concerning the Advisor’s activities under this Agreement which the Trust and the Fund are required to maintain; and

(5) render regular reports to the Trust’s trustees and officers concerning the Advisor’s discharge of the foregoing responsibilities.

The Advisor shall discharge the foregoing responsibilities subject to the control of the trustees and officers of the Trust and in compliance with (i) such policies as the trustees may from time to time establish; (ii) the Fund’s objectives, policies, and limitations as set forth in its prospectus (“Prospectus”) and statement of additional information (“Statement of Additional Information”), as the same may be amended from time to time; and (iii) with all applicable laws and regulations. All Services to be furnished by the Advisor under this Agreement may be furnished through the medium of any directors, officers, or employees of the Advisor or through such other parties as the Advisor may determine from time to time.

(b) Expenses and Personnel. The Advisor agrees, at its own expense or at the expense of one or more of its affiliates, to render the Services and to provide the office space, furnishings, equipment, and personnel as may be reasonably required in the judgment of the trustees and officers of the Trust to perform the Services on the terms and for the compensation provided herein. The Advisor shall authorize and permit any of its officers, directors, and employees, who may be elected as trustees or officers of the Trust, to serve in the capacities in which they are elected. Except to the extent expressly assumed by the Advisor herein and except to the extent required by law to be paid by the Advisor, the Trust shall pay all costs and expenses in connection with its operation.

(c) Books and Records. All books and records prepared and maintained by the Advisor for the Trust and the Fund under this Agreement shall be the property of the Trust and the Fund and, upon request therefor, the Advisor shall surrender to the Trust and the Fund such of the books and records so requested.

2. Fund Transactions. The Advisor is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities for the Fund. With respect to brokerage selection, the Advisor shall seek to obtain the best overall execution for fund transactions, which is a combination of price, quality of execution, and other factors. The Advisor may, in its discretion, purchase and sell portfolio securities from and to brokers and dealers who provide the Advisor with brokerage, research, analysis, advice, and similar services, and the Advisor may pay to these brokers and dealers, in return for such services, a higher commission or spread than may be charged by other brokers and dealers, provided that the Advisor determines in good faith that such commission is reasonable in terms either of that particular transaction or of the overall responsibility of the Advisor to the Fund and its other clients and that the total commission paid by the Fund will be reasonable in relation to the benefits to the Fund and its other clients over the long-term. The Advisor will promptly communicate to the officers and the trustees of the Trust such information relating to portfolio transactions as they may reasonably request.

3. Compensation of the Advisor. The Fund will pay to the Advisor an investment advisory fee (the “Fee”) equal to an annualized rate of 1.50% of the average daily net assets of the Fund. The Fee shall be calculated as of the last business day of each month based upon the average daily net assets of the Fund determined in the manner described in the Fund’s Prospectus and/or Statement of Additional Information, and shall be paid to the Advisor by the Fund within fifteen (15) days thereafter.

4. Status of Investment Advisor. The services of the Advisor to the Trust and the Fund are not to be deemed exclusive, and the Advisor shall be free to render similar services to others so long as its Services to the Trust and the Fund are not impaired thereby. The Advisor shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust or the Fund in any way or otherwise be deemed an agent of the Trust or the Fund. Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of the Advisor, who may also be a trustee, officer, or employee of the Trust, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

5. Permissible Interests. Trustees, agents, and stockholders of the Trust are or may be interested in the Advisor (or any successor thereof) as directors, partners, officers, or stockholders, or otherwise; and directors, partners, officers, agents, and stockholders of the Advisor are or may be interested in the Trust as trustees, stockholders, or otherwise; and the Advisor (or any successor) is or may be interested in the Trust as a stockholder or otherwise.

6. Limits of Liability; Indemnification. The Advisor assumes no responsibility under this Agreement other than to render the Services called for hereunder. The Advisor shall not be liable for any error of judgment or for any loss suffered by the Trust or the Fund in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the Act) or a loss resulting from willful misfeasance, bad faith, gross negligence, or reckless disregard on its part in the performance of, or from reckless disregard by it of its obligations and duties under, this Agreement. It is agreed that the Advisor shall have no responsibility or liability for the accuracy or completeness of the Trust’s registration statement under the Act or the Securities Act of 1933, as amended (“1933 Act”), except for information supplied by the Advisor for inclusion therein. The Trust agrees to indemnify the Advisor to the full extent permitted by the Trust’s Declaration of Trust.

7. Term. This Agreement shall be effective on the effective date of the termination of the Current Agreement (the “Effective Date”) and shall remain in effect until the earlier of: (a) 150 days from the Effective Date and (b) the date on which a new definitive investment advisory agreement between the Advisor and the Trust, on behalf of the Fund, is approved by a majority of the outstanding voting securities of the Fund provided, however, that:

(a) the Trust may, at any time and without the payment of any penalty, terminate this Agreement upon 10 calendar days’ written notice of a decision to terminate this Agreement by (i) a majority of the Trust’s trustees; or (ii) the vote of a majority of the outstanding voting securities of the Fund;

(b) the Agreement shall immediately terminate in the event of its assignment (within the meaning of the Act and the Rules thereunder);

(c) the Advisor may, at any time and without the payment of any penalty, terminate this Agreement upon 60 days’ written notice to the Trust and the Fund; and

(d) the terms of paragraph 6 of this Agreement shall survive the termination of this Agreement.

8. Amendments. Subject to the provisions of the Act, no provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge, or termination is sought.

9. Applicable Law. This Agreement shall be construed in accordance with, and governed by, the substantive laws of the State of Delaware without regard to the principles of the conflict of laws or the choice of laws.

10. Representations and Warranties.

(a) Representations and Warranties of the Advisor. The Advisor hereby represents and warrants to the Trust as follows: (i) the Advisor is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder; and (ii) the Advisor is registered as an investment advisor with the Securities and Exchange Commission (“SEC’) under the Advisers Act, and shall maintain such registration in effect at all times during the term of this Agreement.

(b) Representations and Warranties of the Trust. The Trust hereby represents and warrants to the Advisor as follows: (i) the Trust has been duly organized as a statutory trust under the laws of the State of Delaware and is authorized to enter into this Agreement and carry out its terms; (ii) the Trust is registered as an investment company with the SEC under the Act; (iii) shares of the Fund are registered for offer and sale to the public under the 1933 Act; and (iv) such registrations will be kept in effect during the term of this Agreement.

11. Compliance Procedures. The Advisor will, in accordance with Rule 206(4)-7 of the Advisers Act, adopt and implement written policies and procedures reasonably designed to prevent violations of the Advisers Act and will provide the Trust with copies of such written policies and procedures upon request.

12. Structure of Agreement. The Trust is entering into this Agreement solely on behalf of the Fund, and (a) no breach of any term of this Agreement shall create a right or obligation with respect to any series of the Trust other than the Fund; (b) under no circumstances shall the Advisor have the right to set off claims relating to the Fund by applying property of any other series of the Trust; and (c) the business and contractual relationships created by this Agreement, consideration for entering into this Agreement, and the consequences of such relationship and consideration relate solely to the Trust and the Fund.

13. Use of Names. The Trust acknowledges that all rights to the name “DCM” belongs to the Advisor, and that the Trust, if at all, is being granted a limited license to use such words in its name, the name of its series and the name of its classes of shares.

14. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

15. Notice. Notices of any kind to be given to the Trust hereunder by the Advisor shall be in writing and shall be duly given if mailed or delivered to: the Centaur Mutual Funds Trust c/o Ultimus Fund Solutions, LLC, 225 Pictoria Drive, Suite 450 Cincinnati, Ohio 45246, Attention James H. Speed, Jr., with copies to Ultimus Fund Solutions, LLC at 225 Pictoria Drive, Suite 450 Cincinnati, Ohio 45246, Attention: Simon Berry, and Thomas W. Steed III, Esq., 4208 Six Forks Road, Suite 1400, Raleigh, North Carolina 27609, or to such other address or to such individual as shall be so specified by the Trust to the Advisor. Notices of any kind to be given to the Advisor hereunder by the Trust shall be in writing and shall be duly given if mailed or delivered to DCM Advisors, LLC, 470 Park Avenue South, 9th Floor, New York, NY 10016 Attention: Andrew Greenstein or at such other address or to such individual as shall be so specified by the Advisor to the Trust. Notices shall be effective upon delivery.

16. Notice of Change in Membership. The Advisor is hereby obligated to notify the Trust if there is a change in the members of the Advisor’s within a reasonable time after such change takes place.

17. Counterparts. This Agreement may be executed in any number of counterpart signature pages (including facsimile counterparts), each of which shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and the year first written above,

CENTAUR MUTUAL FUNDS TRUST

/s/ James H. Speed, Jr.
By:	James H. Speed, Jr.
Title:	Trustee and Chairman

DCM ADVISORS, LLC

/s/ Andrew M. Greenstein
By:	Andrew M. Greenstein
Title:	Acting CEO and General Counsel